Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to such statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. This agreement may be included as an exhibit to such joint filing.

Dated: June 25, 2018.

RCA VI GP LTD.

By:	/s/ Catherine J. Boggs
Name: Catherine J. Boggs
Title: Vice President and General Counsel

RESOURCE CAPITAL ASSOCIATES VI L.P.

By:	RCA VI GP LTD., General Partner

By:	/s/ Catherine J. Boggs
Name: Catherine J. Boggs
Title: Vice President and General Counsel

RESOURCE CAPITAL FUND VI L.P.

By:	Resource Capital Associates VI L.P., General Partner

By:	RCA VI GP Ltd., General Partner

By:	/s/ Catherine J. Boggs
Name: Catherine J. Boggs
Title: Vice President and General Counsel